Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 252-5926

Patriot National Bancorp Earns $443,000 in Fourth Quarter;

Increasing Profits Highlight Continuing Impact of Turnaround Plan

Stamford, Connecticut – March 5, 2012, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (the “Bank”), today reported it earned $443,000, or $0.01 per diluted share, in the fourth quarter of 2011 compared to earnings of $255,500, or $0.01 per diluted share, in the third quarter of 2011 and a net loss of $4.1 million, or $0.12 loss per share, in the fourth quarter a year ago. The improving results were driven by the continued success of the company’s turnaround plan.

“Our team’s success in executing our recovery plan on schedule allowed us to end the year with two quarters of profitability behind us and restore the Bank to stable footing,” said Michael Carrazza, Chairman of the Board. “Our 2012 focus is on tackling growth in a responsible manner that supports lending in the communities we serve and to continue increasing profitability to more material levels.”

For the year, Patriot reported a net loss of $15.5 million, or $0.40 per share, compared to a net loss of $15.4 million, or $1.30 per share, for 2010. The 2011 results include the bulk sale of $66.8 million of non-performing assets in the first quarter and $3.0 million of restructuring charges and asset disposals recorded in the second quarter. Per share figures reflect the additional 33.6 million shares issued in connection with Patriot’s control recapitalization on October 15, 2010.

Financial Highlights:

•	Patriot earned $443,000, or $0.01 per diluted share, in the quarter ended December 31, 2011 compared to a net loss of $4.1 million, or $0.12 loss per share, in the fourth quarter a year ago.

•	Fourth quarter net interest margin increased to 3.20%, compared to 2.70% in the fourth quarter a year ago.

•	Non-accrual loans decreased $68.4 million, or 77%, compared to December 31, 2010.

•

Non-performing assets were $23.4 million, or 3.52% of total assets, at December 31, 2011, compared to $26.5 million, or 4.22% of total assets, at September 30, 2011, and $105.6 million, or 13.46% of total assets, a year ago.

•	A gain of $330,000 was realized on the sale of investment securities during the fourth quarter of 2011.

•	Net loans increased to $501.2 million, or 11%, at year-end, compared to $453.1 million at September 30, 2011.

•	Non-interest bearing deposits increased to $65.6 million, or 16%, at year-end, compared to $56.7 million at September 30, 2011.

•	Total Capital to Risk Weighted Assets was 15.22% for Patriot and 14.75% for the Bank at December 31, 2011.

PNBK 4Q11 Results

March 5, 2012

Asset Quality

Non-accrual loans decreased to $20.7 million, or 4.05% of gross loans at December 31, 2011, compared to $21.8 million, or 4.69% of gross loans at September 30, 2011, and $89.1 million, or 16.20%, of gross loans, a year earlier. Non-performing assets, which consist of non-accrual loans and OREO, declined to $23.4 million at December 31, 2011, or 3.52% of total assets, compared to $26.5 million, or 4.22% of total assets at September 30, 2011, and $105.6 million, or 13.46% of total assets, a year ago.

The $20.7 million of non-accrual loans at year-end represents 25 loans, for which a specific reserve of $900,000 has been established. Of these loans, borrowers on five loans with aggregate balances of $7.7 million continue to make payments and these loans are current on payments within one month of schedule.

“We continue to make progress in reducing non-performing assets, with total non-performing assets down 78% compared to a year ago,” said Christopher Maher, President and Chief Executive Officer. “The fourth quarter marks the ninth consecutive quarter during which we reduced total non-performing assets.”

Based on a quarterly analysis of the allowance for loan losses and improved credit quality, it was determined that a provision was not necessary for the fourth quarter. Due to a $1.0 million paydown of a loan that had a specific reserve established in the second quarter, the impairment was eliminated and the $1.0 million was taken as a credit to the loan loss provision. As a result, a credit of $1.0 million was recorded for the loan loss provision in the fourth quarter of 2011. This compares to no provision in the preceding quarter and a $1.5 million provision recorded in the fourth quarter a year ago. The loan loss provision for the year was $7.5 million, of which $6.0 million related to loans transferred to held-for-sale, compared to $7.7 million for 2010.

The allowance for loan losses totaled $9.4 million, or 1.84% of gross loans, at year-end compared to $11.2 million, or 2.40%, of gross loans, at September 30, 2011, and $15.4 million, or 2.80%, of gross loans a year ago.

Balance Sheet Review

“As laid out in our recovery plan, our initial phase was to shrink the balance sheet while we cleaned up the loan portfolio. With the recovery phase behind us, we have begun to shift our focus on organic growth through building new relationships and growing the loan portfolio,” said Mr. Maher. “As a result, net loans increased $48.1 million during the quarter, and the loan pipeline reached $150 million at the end of the year.” Net loans were $501.2 million at December 31, 2011, compared to $453.1 million at September 30, 2011, and $534.5 million a year ago prior to the bulk sale.

Total assets were $665.8 million at December 31, 2011, compared with $628.4 million at September 30, 2011, and $784.3 million a year ago. While total deposits decreased compared to a year ago, non-interest bearing accounts increased 29%, representing Patriot’s planned strategy to reduce higher cost certificates of deposit and replace them with lower cost deposits. Deposits totaled $544.9 million at December 31, 2011, compared to $507.7 million at September 30, 2011, and $646.8 million a year ago. Non-interest bearing accounts increased to $65.6 million at year-end, compared to $51.1 million a year earlier.

Income Statement Review

Patriot’s fourth quarter net interest income was $4.9 million, compared to $5.1 million in the fourth quarter a year ago. Interest income decreased 14% compared to the fourth quarter a year ago as a result of lower average

PNBK 4Q11 Results

March 5, 2012

outstanding loan balances and the lower interest rate environment. Interest expense decreased 32% compared to the fourth quarter a year ago, as a result of the significant improvement in the overall cost of funds. Net interest income in 2011 was $19.8 million compared to $22.1 million in 2010.

The net interest margin increased to 3.20%, compared to 2.70% in the fourth quarter a year ago. The net interest margin for 2011 was 3.14% compared to 2.91% a year earlier.

Partially due to a $330,000 gain on sale of investment securities, fourth quarter non-interest income increased 35% to $837,000 compared to $618,000 in the fourth quarter a year ago. Non-interest income increased 45% to $3.4 million in 2011 compared to $2.4 million in 2010.

Operating expenses declined 25% to $6.3 million in the fourth quarter compared to $8.4 million in the fourth quarter a year ago. This was primarily a result of lower OREO expenses of $667,000 and a gain of $252,000 from the sale of two properties. Salary and employee benefits were down 9% and occupancy and equipment expenses were down 15% compared to the fourth quarter a year ago, respectively. This was primarily due to the reduction of back office personnel and from the consolidation of four branch locations in the second quarter of 2011. Non-interest expenses were $31.2 million in 2011 compared to $31.9 million a year earlier. The current year total includes $3.0 million of restructuring charges and asset disposals associated with management’s turnaround plan.

Capital

The capital ratios at December 31, 2011 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	September 30,	September 30,	September 30,
	Patriot National Bancorp, Inc.	Patriot National Bank	Well Capitalized Requirement

Total Capital (to Risk Weighted Assets)	15.22%	14.75%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	13.95%	13.48%	6.00%
Tier 1 Capital (to Average Assets)	9.01%	8.69%	5.00%

About the Company

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 15 full service branches, 12 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010.

PNBK 4Q11 Results

March 5, 2012

PATRIOT NATIONAL BANCORP, INC.

STATEMENTS OF OPERATIONS

	September 30,	September 30,	September 30,	September 30,	September 30,
(unaudited)	Three Months Ended			Twelve Months Ended
Dollars in thousands, except per share	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010

Interest and dividend income
Interest and fees on loans	$6,277	$6,185	$7,604	$25,957	$33,616
Interest on investment securities	565	665	287	1,990	1,523
Dividends on investment securities	33	56	66	240	268
Interest on federal funds sold	—	—	5	7	17
Other interest income	16	2	80	138	185

Total interest and dividend income	6,891	6,908	8,042	28,332	35,609

Interest expense
Interest on deposits	1,480	1,384	2,348	6,283	11,179
Interest on Federal Home Loan Bank borrowings	362	428	428	1,632	1,699
Interest on subordinated debt	73	71	72	286	288
Interest on other borrowings	78	78	78	309	309

Total interest expense	1,993	1,961	2,926	8,510	13,475

Net interest income	4,898	4,947	5,116	19,822	22,134

Provision for loan losses	(1,000)	—	1,450	7,464	7,714

Net interest income after provision for loan losses	5,898	4,947	3,666	12,358	14,420

Non-interest income
Mortgage brokerage referral fees	30	13	15	58	91
Loan origination and processing fees	17	21	40	79	155
Fees and service charges	229	207	324	965	1,174
Gains on sale of loans	—	—	—	80	—
Gains on sale of investment securities	330	780	—	1,109	—
Earnings on cash surrender value of life insurance	145	170	117	636	547
Other income	86	90	122	484	387

Total non-interest income	837	1,281	618	3,411	2,354

Non-interest expense
Salaries and benefits	3,151	2,840	3,451	12,395	13,196
Occupancy and equipment expense, net	1,147	1,039	1,348	4,832	5,555
Data processing	307	316	384	1,286	1,457
Professional services and other outside services	843	546	747	3,506	3,067
Advertising and promotional expenses	52	92	96	574	313
Loan administration and processing expenses	97	88	86	271	303
Regulatory assessments	321	432	883	1,993	2,957
Insurance expense	183	227	337	869	936
Other real estate operations	(141)	(26)	527	878	2,287
Material and communications	157	163	207	685	805
Restructuring charges and asset disposals	—	—	—	2,986	—
Other operating expenses	175	256	295	953	1,072

Total non-interest expenses	6,292	5,973	8,361	31,228	31,948

Income (loss) before income taxes	443	255	(4,077)	(15,459)	(15,174)

Provision for income taxes	—	—	—	—	225

Net income (loss)	$443	$255	$(4,077)	$(15,459)	$(15,399)

Basic and diluted income (loss) per share	$0.01	$0.01	$(0.12)	$(0.40)	$(1.30)

PNBK 4Q11 Results

March 5, 2012

	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)	Dec. 31, 2011	Sept. 30, 2011	Dec. 30, 2010
(Unaudited)

Assets
Cash and due from banks	$54,716	$39,982	$136,324
Federal funds sold	—	—	10,000
Short-term investments	709	3,206	453

Total cash and cash equivalents	55,425	43,188	146,777

Securities-available for sale	66,470	88,529	40,565
Other investments	3,500	3,500	3,500
FRB & FHLB stock	6,215	6,215	5,700

Total securities	76,185	98,244	49,765

Gross loans	510,612	464,291	549,905
Allowance for loan losses	(9,385)	(11,158)	(15,374)

Net loans	501,227	453,133	534,531

Loans held for sale	250	250	—
Accrued interest and dividend receivable	2,453	2,321	2,512
Premise and equipment, net	4,147	4,181	5,270
Cash surrender value of life insurance	20,985	20,840	20,348
Other real estate owned	2,763	4,732	16,409
Deferred tax asset, net	—	—	—
Other assets	2,381	1,538	8,713

Total assets	$665,816	$628,427	$784,325

Liabilities and Stockholders’ Equity

Deposits
Non interest bearing deposits	$65,613	$56,699	$51,058
Interest bearing deposits	479,296	451,024	595,750

	544,909	507,723	646,808

FHLB advances and repurchase agreements	57,000	57,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	5,110	4,786	5,097

Total Liabilities	615,267	577,757	717,153

Common stock	384	384	384
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,050	105,050	105,050
Accumulated deficit	(54,859)	(55,302)	(39,399)
Accumulated other comprehensive income	134	698	1,297

Total stockholders’ equity	50,549	50,670	67,172

Total liabilities and stockholders’ equity	$665,816	$628,427	$784,325

PNBK 4Q11 Results

March 5, 2012

Financial Ratios and Other Data

	September 30,	September 30,	September 30,
(Dollars in thousands, except per share data)
(Unaudited)	Dec. 31, 2011	Sept. 30, 2011	Dec. 31, 2010

Asset Quality:
Nonaccrual loans	$20,683	$21,776	$89,150
Other real estate owned	2,763	4,732	16,409

Total nonperforming assets	$23,446	$26,508	$105,559

Nonaccrual loans / portfolio loans	4.05%	4.69%	16.22%
Nonperforming assets / assets	3.52%	4.22%	13.46%
Allowance for loan losses	$9,385	$11,158	$15,374
Allowance for loan losses / portfolio loans	1.84%	2.40%	2.80%
Allowance / nonaccrual loans	45.37%	51.24%	17.25%
Gross loan charge-offs for the quarter	$847	$218	$3,276
Gross loan recoveries for the quarter	$74	$16	$50
Net loan charge-offs for the quarter	$773	$202	$3,226

Capital Data:
Book value per share (1)	$1.32	$1.32	$1.75
Tangible book value per share (2)	$1.32	$1.32	$1.75
Shares outstanding	38,362,727	38,362,727	38,362,727

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.
(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.

Note: Transmitted on Business Wire on March 5, 2012 at 4:00 p.m. EST.